Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MakeMyTrip Limited:

We consent to the incorporation by reference in the registration statement (No. 333-219337) on Form F-3, (No. 333-219342) on Form F-3, (No. 333-168880) on Form S-8, (No. 333-215814) on Form S-8, (No. 333-218329) on Form S-8, (No. 333-226081) on Form S-8 and (No. 333-230912) on Form S-8 of MakeMyTrip Limited of our reports dated July 22, 2019, with respect to the consolidated statements of financial position of MakeMyTrip Limited and subsidiaries as of March 31, 2018 and 2019, the related consolidated statements of profit or loss and other comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended March 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of March 31, 2019, which reports appear in the March 31, 2019 annual report on Form 20‑F of MakeMyTrip Limited.

Our report refers to a change in the method of accounting for revenue from contracts with customers for the year ended March 31, 2019 due to the adoption of IFRS 15, Revenue from Contracts with Customers.

Our report dated July 22, 2019, on the effectiveness of internal control over financial reporting as of March 31, 2019, contains an explanatory paragraph that states that MakeMyTrip Limited acquired Bitla Software Private Limited during the year ended March 31, 2019, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2019, Bitla Software Private Limited’s internal control over financial reporting associated with total assets of $14,221 thousands (of which $11,349 thousands represent intangible assets and goodwill included within the scope of the assessment) and total revenues of $ 4,208 thousands included in the consolidated financial statements of the Company as of and for the year ended March 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Bitla Software Private Limited.

/s/ KPMG

Gurugram, Haryana, India

July 22, 2019